Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

First Quarter 2010 Financial Results

MUKILTEO, Washington, May 4, 2010 – (GLOBENEWSWIRE) – CombiMatrix Corporation (Nasdaq: CBMX) today reported financial results for the three months ended March 31, 2010.  Key highlights for the first quarter and through the date of this release include:

•                  29% quarterly sequential increase in diagnostic lab revenues from Q4-2009 to Q1-2010

•                  13% quarter-over-quarter increase in diagnostic lab revenues from Q1-2009 to Q1-2010

•                  Highest quarterly revenue to date for our diagnostics business

•                  $25 million settlement reached with National Union in February 2010

•                  Retired all convertible debt

•                  Restructuring plan announced to improve operating cash burn

•                  Strengthened our Board of Directors with the appointment of Mark McGowan

“During the first quarter of 2010, our diagnostics business produced its best quarter ever and demonstrated strong growth relative to the previous quarter and the previous year’s first quarter. This strong performance was driven by a number of factors including continued progress on reimbursement for our testing services,” stated Dr. Amit Kumar, President and CEO of CombiMatrix Corporation. “We expect to continue this progress in the coming quarters, and hope to build momentum that will drive revenue in a manner that will enable us to achieve cash flow positive operations.”

Dr. Kumar continued, “We have also announced a dramatic restructuring and reinvention of our Company.  The goals of this restructuring are to reduce cash burn and accelerate the timeline to sustainable profitability.  Whenever such cost-cutting measures are enacted, one sacrifices some future opportunities.  Therefore, our Board and management have identified what segments of our business provide the greatest near-term opportunities to increase revenue and achieve profitability.  All other projects that require capital have either been eliminated or have been postponed until operating cash flows can fund them.  Also, as part of this restructuring, I will be stepping down from my position as President and CEO of CombiMatrix.  We are evaluating and interviewing candidates and hope to have my replacement in place by the end of the second quarter of 2010, at which point I will leave my operating role,” concluded Dr. Kumar.

Operating Results – Three Months Ended March 31, 2010 and 2009

Revenues for the first quarter of 2010 were $1.3 million versus $1.2 million for the fourth quarter of 2009 and $1.5 million in the first quarter of 2009.  First quarter 2010 revenues were comprised of $200,000 in government contract revenues, $235,000 in CustomArrayTM product, equipment and service revenues, and $820,000 in diagnostic lab revenues.  First quarter 2009 revenues were comprised of $525,000 in government contract revenues, $288,000 in CustomArray product, equipment and service revenues and $727,000 in diagnostic lab revenues.  Government contract revenues have decreased due to fewer active contracts with the U.S. Department of Defense (“DoD”) in the current reporting period than in the comparable 2009 period.  CustomArray product revenues decreased due to lower microarray sales in the current reporting period than in the comparable 2009 period.  Diagnostic laboratory revenues increased due primarily to expanded sales and marketing efforts as well as improved third-party reimbursement in the current reporting period than in the comparable 2009 period.

Operating expenses for the first quarter of 2010 were $5.0 million versus $5.6 million in the comparable 2009 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.5 million and $2.7 million, respectively, versus $1.1 million and $2.8 million, respectively, in the comparable 2009 period.  Included in these amounts were non-cash stock compensation charges totaling $826,000 in the first quarter of 2010 versus $791,000 in the comparable 2009 period.

Net income for the first quarter of 2010 was $15.3 million versus a net loss of $(6.1 million) in the comparable 2009 period.  As a result of entering into a settlement agreement with National Union Fire Insurance Company of Pittsburgh, PA (“National Union”) during the first quarter of 2010, the Company reported a one-time litigation settlement gain, net of contingent attorney costs, of $19.4 million.  In addition, as a result of retiring the Company’s $8.4 million secured convertible debenture (the “Debenture”) prior to maturity, the Company incurred a one-time, non-cash loss from early extinguishment of debt of $572,000 during the first quarter of 2010.  The 2010 first quarter results included $348,000 of interest and amortization charges, versus $513,000 in interest charges in the comparable 2009 period associated with the Debenture.  Also, non-cash derivative mark-to-model gains associated with retiring the Debenture were $605,000 for the first quarter of 2010 versus derivative charges of $(1.5 million) in the comparable 2009 period.

Financial Position and Cash Flows

Total assets were $37.3 million as of March 31, 2010 compared to $29.1 million as of December 31, 2009.  Cash and cash equivalents totaled $13.5 million as of March 31, 2010 compared to $5.4 million as of December 31, 2009.  Excluding the net proceeds from one-time litigation settlement gains, operating cash burn for the three months ended March 31, 2010 was $2.8 million versus $2.4 million for the comparable 2009 period.

First quarter Business Highlights and Recent Developments

On January 27, 2010, we reached a settlement in our ongoing litigation with National Union and received settlement proceeds, net of attorneys’ costs and fees, of $19.4 million on February 3, 2010.   On March 2, 2010, we retired the Debenture, which had a remaining principal balance of $8.4 million as of that date.  As a result of retiring the Debenture, the potentially dilutive reserve of approximately 1.1 million shares of common stock that could have been issued from conversion of the Debenture was also retired.

In January 2010, the Company announced that Mark McGowan had joined the Board of Directors of CombiMatrix. Mr. McGowan is the managing member of SAF Capital Management LLC, a value-oriented investment firm which he founded in November, 2006.  Prior to forming SAF Capital Management LLC, Mr. McGowan was Co-founder and Managing Partner of MPG Capital Management LLC, an equity market research firm which derived and licensed statistically validated algorithmic trading models and investment strategies for wealthy individuals and institutional investors.  Mr. McGowan previously worked within the Consumer and Market Knowledge function of Procter & Gamble, where he was instrumental in shaping marketing strategies for multiple brands, as well as leading Market Mix Modeling and the development of macroeconomic forecasting capabilities within Procter & Gamble’s Homecare division. Mr. McGowan performed two cooperative assignments with Johnson & Johnson; working within global operations for Johnson & Johnson subsidiary Ethicon Endo Surgery and in domestic operations for Johnson & Johnson’s Consumer Products headquarters. Mr. McGowan received his Bachelor of Science in Microbiology, with a focus in Genomics and Molecular Genetics, from Michigan State University.

On April 19, 2010, we announced a strategic and operational restructuring plan to significantly reduce operating costs, increase the focus on the Company’s diagnostic services business and transition senior management.  After the restructuring, CombiMatrix will be focused primarily on its diagnostics services business, including increasing utilization of its existing tests, expanding the test menu, increasing the number of customers and partners, and improving reimbursement for its testing services.

As a component of this plan, the Company has initiated a search for a new President and Chief Executive Officer, which the Company intends to complete by the end of the second quarter of 2010, at which time Dr. Kumar will step down.  The restructuring plan is expected to yield annualized cost savings of approximately $4.0 million to $5.0 million per year after its completion.

*  *  *

CombiMatrix will host a conference call at 1:30 p.m. Pacific Time (4:30 p.m. Eastern) today to discuss first quarter 2010 financial results.  To attend the presentation by phone, dial 1-888-299-4099 for domestic callers and 1-302-709-8337 for direct dial or international callers.  All callers will need to provide the verbal passcode, “CBMX Earnings Call,” to enter the call.  To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

A replay of the presentation will be available for 14 days, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-800-355-2355 for domestic callers or 1-402-220-2946 for direct dial international callers.  When prompted, enter playback passcode 650535#.

The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that primarily operates in the field of genetic analysis and molecular diagnostics through its wholly owned subsidiary, Combimatrix Molecular Diagnostics, Inc. (“CMDX”). CMDX operates as a diagnostics reference laboratory that provides genetic and other diagnostics services to physicians, hospitals and clinics.

Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases.  Leuchemix’s first compound has entered initial clinical trials in the United Kingdom.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269). Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our periodic and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Company Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION:

	March 31,	December 31,
	2010	2009

Total cash and cash equivalents	$13,486	$5,443
Total assets	$37,343	$29,100
Total liabilities	$2,444	$10,581
Total shareholders’ equity	$34,899	$18,519

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended
	March 31,
	2010	2009

Revenues:
Government contracts	$200	$525
Products	204	257
Services	788	696
Collaboration agreements	63	62
Total revenues	1,255	1,540

Operating expenses:
Cost of government contract revenues	183	495
Cost of products and services	428	657
Research and development expenses	1,548	1,131
Marketing, general and administrative expenses	2,685	2,769
Patent amortization and royalties	147	346
Equity in loss of investee	—	250
Total operating expenses	4,991	5,648
Operating loss	(3,736)	(4,108)

Other income (expense):
Litigation settlement gain	19,385	—
Loss from early extinguishment of debt	(572)	—
Interest income	2	10
Interest expense	(348)	(513)
Derivatives gains (charges)	605	(1,521)
Total other income (expense)	19,072	(2,024)

Net income (loss)	$15,336	$(6,132)

Basic net income (loss) per share	$2.02	$(0.97)
Diluted net income (loss) per share	$1.96	$(0.97)

Basic weighted average common shares outstanding	7,603,453	6,320,644
Diluted weighted average common shares outstanding	7,826,201	6,320,644